Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this amended Registration Statement on Form S-1/A of our report dated March 10, 2022, relating to the financial statements of Spring Valley Acquisition Corp, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 13, 2022